EXHIBIT 10.18

                                Datigen.Com Inc.
                               Director Agreement

      This letter agreement (this "Agreement") will confirm our agreement with respect to your services to Datigen.com, Inc. (the "Company") under the terms and conditions that follow:

      1. Position and Duties.

      (a) As a director of the Company, you are expected to maintain loyalty to the Company and to not take any action that would directly or indirectly promote any competitor or impair the Company's interests. Subject to the foregoing, you may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with your fiduciary obligations to the Company.

      (b) Specifically, but not exclusively, your duties and responsibilities will include the following: (i) to participate in all meetings of the Board and stockholders; (ii) to serve on such committees of the Board as required by the Company(iii) to provide strategic guidance and advice to the senior management of the Company with respect to the management of the operations of the Company;
(iv) and to provide support and guidance to the senior management of the Company in their efforts You will report directly to the Chairman of the Board.

      2. Compensation; Time Commitment.

For all services that you perform for the Company and its affiliates as a Director, the Company will provide you as compensation (i) Four Thousand Dollars ($4,000) per year, plus a fee of One Thousand Dollars ($1,000) per Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) where you are physically present. Fees are payable quarterly in arrears (this cash compensation plus any other compensation provided for herein shall be referred to as the "Compensation").

      3. Stock Options.

The Company will issue you stock options for 345,000 shares of company stock with a strike price of $0 .15. These options will vest 28,750 each quarter for the next three years commencing commencing three months from the date hereof and are exercisable for three years after vesting. If the company has a Change of Control (as defined below), all remaining Options will automatically vest on the effective date of the Change.

            "Change of Control" shall mean the occurrence of any of the following events:

      (i) The acquisition, other than from the Company (which term for purposes of this Subsection (i) includes any successor corporation), or any subsidiary thereof by any person or group (as such terms are used for the purposes of Sections 13(d) or 14(d) of the Securities
            Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of securities with voting power equal to fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities;


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      (ii)  Approval  by  the  Company's   stockholders   of  (a)  a  merger  or
            consolidation of the Company with or into another corporation if the stockholders of the Company, immediately before such merger or
            consolidation   do   not,   immediately   after   such   merger   or
            consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting
            securities  of  the  corporation   resulting  from  such  merger  or
            consolidation  in   substantially   the  same  proportion  as  their
            ownership of the combined  voting power of the voting  securities of
            the   Company   outstanding   immediately   before  such  merger  or
            consolidation or (b) dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

            For purposes of the foregoing definition, the Company's stockholders are deemed to be the indirect owners of any assets, including stock interests, held by the Company or any subsidiary thereof.

      4. Term; Termination; Effect of Termination. Unless earlier terminated pursuant to this Paragraph 4, your position as Director of the Company shall expire at the Annual Meeting of Stockholders of the Company held in 2006, unless you are elected by the shareholders as a director for another term (such period shall be referred to herein as the "Term" of this Agreement").

      a. The Board may remove you from your position as Director any time upon an affirmative vote of the majority of the members of the Board. The shareholders of the Company may vote to remove you at any time upon an affirmative vote of the holders of the issued and outstanding shares of the Company.

      b. You may resign from your position as Director at any time to the Company; however, we would hope that you provide us with reasonable notice prior thereto.

      5. In the event your service as Director is terminated or you resign from the Board or are removed from the Board, then the Company shall have no further obligation to you other than for compensation earned through the date of such resignation . Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock which have vested prior to such termination shall remain exercisable for a period of one (1) year from such date.


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      6.  Indemnification;  Legal  Fees.  During  the term of your  service  and thereafter, the Company shall indemnify you to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which you may incur in the discharge of your duties hereunder . In addition, the Company shall pay any reasonable legal fees which you may incur related to the negotiation and consummation of this Agreement, such payments to be made directly to your counsel in accordance with the Company's normal accounting practices upon receipt of a detailed copy of the bill for services rendered from your counsel.

            Notwithstanding the foregoing, you shall not be entitled to any indemnification with respect to any claim arising directly or indirectly if (i) your acts were committed in bad faith or were the result of active and deliberate dishonesty, (ii) you gained any financial profit or other advantage to which you were not legally entitled; (ii) you made profits from the purchase or sale of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 or similar provisions of any state; or (iv) payment by the Company under this Agreement is not permitted by applicable law.

      7. No Employment. Execution of this Agreement in no way creates, norshall this Agreement be interpreted as creating, an employment, agency, partnership or joint venture between you and the Company.

      8. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall insure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

      9. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      10. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


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      11. Notices.  Except as otherwise  expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the President & Chief Executive Officer, with a copy to the Company's Secretary.

      12. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      13. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your position as a member of the Board of Directors. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the President & Chief Executive Officer or other specifically authorized representative of the Company.

      14. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of New Jersey, without regard to the conflict of laws principles thereof. To the extent applicable, the federal laws of the United States and the corporate laws of the State of Utah (or whatever state the Company is incorporated in and subject to) shall govern your rights and duties as a director of the Company.

      15. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of the position of Director for the Company nor your performance under this Agreement and the law will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

      16. Compliance with Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement are conditioned on your compliance with the terms and conditions of this Agreement.



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If the  foregoing is  acceptable  to you,  please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

Sincerely yours,
Datigen.com, Inc.
By:


      /s/ Edward Braniff
      -----------------------
      Edward Braniff
      Chief Financial Officer



Accepted and Agreed: /s/ Jacob Enoch        Date: July 29, 2005
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